UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [   ] Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EXCHANGE PLACE ADVISORS TRUST

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Dear Client,

As a Fort Pitt Capital Group (“Fort Pitt”) client, you hold shares of Fort Pitt Capital Total Return Fund in one of your accounts. On Friday, December 13, 2024, you will be sent a proxy card (or e-delivery email) from the Fund.

On October 3, 2024, Focus Financial Partners Inc., the parent company of Fort Pitt, announced an internal restructuring of Fort Pitt that resulted in the transfer of Fort Pitt’s assets and liabilities on November 1, 2024, to another wholly-owned subsidiary of Focus, Kovitz Investment Group Partners, LLC (“Kovitz”).

At a meeting held on October 28, 2024, the Board of Trustees of the Fund unanimously voted to approve, and to recommend that shareholders approve, a New Advisory Agreement between the Fund and Kovitz. Kovitz currently acts as the investment advisor to the Fund pursuant to an interim advisory agreement which was also approved by the Board at the October Meeting.

A special meeting of Fund shareholders is occurring in January 2025 to approve the New Advisory Agreement between the Fund and Kovitz. There are no anticipated changes in the day-to-day operations or management of the Fund following the approval of the New Advisory Agreement.

We need your help to vote your shares via the proxy that you will receive. Please vote your Fund shares before December 31, 2024; by following the instructions on the proxy card or by calling 1-800-706-3274.

If you have any questions or need assistance, please contact Mary Giconi, Deputy Compliance Officer of Fort Pitt at 412-921-1822.

Thank You!

Fort Pitt Capital Group

fpcg@fortpittcapital.com | www.fortpittcapital.com | 1-800-471-5827